UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	May 31, 2007

PIONEER FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Missouri	333-103293	44-0607504

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4700 Belleview Avenue, Suite 300 Kansas City, Missouri	64112

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(816) 756-2020

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Amended and Restated Senior Lending Agreement. On May 31, 2007, in connection with the acquisition by MidCountry Financial Corp., a Georgia corporation (“MidCountry”) from the Sullivan family (the “Sellers”) of 100% of the common stock of Pioneer Financial Industries, Inc., a Nevada corporation (“PFI”) as described in Item 5.01 below, Pioneer Financial Services, Inc., a Missouri corporation and the registrant (the “Company”) and certain of its subsidiaries (collectively, “Borrower”) entered into an Amended and Restated Senior Lending Agreement with certain lenders (“Senior Lending Agreement”).

The Senior Lending Agreement replaces and supersedes the Amended and Restated Senior Lending Agreement among the Company and certain letters which was entered into on October 1, 2003 (“Original Senior Lending Agreement”). However, any currently outstanding loans under the Original Senior Lending Agreement continue to be outstanding and are subject to the terms of the Original Senior Lending Agreement and related notes.

A brief description of the material terms of the Senior Lending Agreement is set forth below. Such description is subject in its entirety to the actual terms of the Senior Lending Agreement which is filed with this Current Report on Form 8-K as Exhibit 4.1 and incorporated by reference herein. Generally, the terms of the Senior Lending Agreement are similar to the terms of the Original Senior Lending Agreement.

The initial term of the Senior Lending Agreement ends on October 1, 2008 and is automatically extended annually unless one of the parties objects to renewal by June 30 of each calendar year. The Company and certain of its subsidiaries are now borrowers under the Senior Lending Agreement. In addition, the assets of all the Borrowers secure the loans extended under the Senior Lending Agreement. The senior lending facility is an uncommitted facility which provides common terms and conditions pursuant to which individual lenders that are a party to the Senior Lending Agreement may choose to make loans to the Borrowers in the future. Currently, ten (10) lenders are a party to the Senior Lending Agreement. Any lender may elect not to participate in any future fundings at any time without penalty. No bank, however, has any contractual obligation to lend us these additional funds. In connection with borrowing under the Senior Lending Agreement, Borrowers are subject to certain financial and other restrictive covenants.

On or before March 31 of each year, each lender that is a party to the Senior Lending Agreement is to deliver to us a written indication of whether or not it wishes to participate in future fundings and the amounts that it expects to be willing to fund during the next 12 months. As of May 31, 2007, all the lenders that are a party to our Senior Lending Agreement have indicated in writing their willingness to participate in fundings up to an aggregate of $275 million during the next 12 months, including all amounts currently outstanding under the Senior Lending Agreement.

If a lender were to elect not to participate in future fundings, any existing borrowings from that lender under the revolving credit line would be payable in twelve equal monthly installments. Borrowers anticipate that they would repay that amount through borrowings from other lenders participating in the Senior Lending Agreement. Any existing borrowings under amortizing notes from the lender electing not to participate would be repayable according to their original terms. Currently, Borrowers limit the amount they borrow from any one lender to $35 million. This limitation lessens Borrowers dependence on any one lender and the potential effect on our operations and liquidity if that lender elects not to participate in future financing.

The Senior Lending Agreement gives the Company access to a revolving credit line and amortizing notes. The revolving credit line is payable upon demand in 12 equal monthly payments of principal and monthly payments of interest on the outstanding principal on the tenth day of each month. As of May 31, 2007, the outstanding balance of the amortizing notes was approximately $175.5 million, with interest rates fixed at 270 basis points over the ninety day moving average of like-term Treasury Notes (as defined in the Senior Lending Agreement) at the time the amortizing notes were issued. All amortizing notes have terms not to exceed 48 months, payable in equal monthly principal and interest payments.

The aggregate maximum principal amount of Senior Debt (as defined in the Senior Lending Agreement) set forth in Credit Facility Letters (as defined in the Senior Lending Agreement) issued annually by all Banks may not be increased by more than 10% in any year without the prior written consent of the Required Banks (as defined in the Senior Lending Agreement). Approval of the addition of a new lender or financial institution by the Required Banks constitutes approval of an increase in the principal amount of Senior Debt by the amount of credit which such new lender or financial institution has indicated it may make available to the Borrowers and which has been disclosed to the Banks.

Substantially all of the Borrowers’ assets secure this debt. The Senior Lending Agreement also limits, among other things, our ability to (1) incur additional debt from the lenders that are party to the agreement beyond that allowed by specific financial ratios and tests, (2) pay dividends, (3) make certain other restricted payments, (4) consummate certain asset sales and dispositions, (5) merge or consolidate with any other person, and (6) incur additional debt for borrowed money. In addition, the Senior Lending Agreement limits the amounts that Borrowers can pay to our parent each year.

Under the Senior Lending Agreement, Borrowers are also subject to certain financial covenants that require Borrowers, among other things, to maintain specific financial ratios and to satisfy certain financial tests. In part, these include: (a) an Allowance for Credit Losses (as defined in the Senior Lending Agreement, as amended) equal to or greater than the Allowance for Credit Losses shown on our audited financial statements as of the end of our most recent fiscal year and at no time less than 3.0% of Consolidated Net Receivables (as defined in the Senior Lending Agreement), (b) a Senior Indebtedness to Tangible Net Worth Ratio (as defined in the Senior Lending Agreement, as amended) as of the end of each quarter to not greater than 4.75 to 1.00, and (c) a

Senior Indebtedness to Consolidated Net Receivable Ratio (as defined in the Senior Lending Agreement, as amended) as of the end of each quarter of no more than 80.0%. Borrowers are also required to maintain a Consolidated Total Required Capital (as defined in the Senior Lending Agreement, as amended) of at least $60.0 million plus 50.0% of the cumulative positive net income earned by Borrowers during each of their fiscal years ending after September 30, 2006. Any part of the 50% of positive net income not distributed by the Company as a dividend for any fiscal year within 120 days after the last day of such fiscal year shall also be added to Consolidated Total Required Capital and may not be distributed as a dividend or otherwise. No part of the Consolidated Total Required Capital calculated as of May 31, 2007 in excess of $60 million may be distributed as a dividend.

The Borrowers may not make any payment to MidCountry in any fiscal year for services performed or reasonable expenses incurred in an aggregate amount greater than $700,000.00 plus reimbursable expenses. Such amount may be increased on each anniversary of the Senior Lending Agreement by the percentage increase in the Consumer Price Index published by the United States Bureau of Labor for the calendar year then most recently ended. Except as required by law, the Borrowers may not stop purchasing small loans to military families from MidCountry Bank unless the Required Banks (as defined in the Senior Lending Agreement) consent to such action. The breach of any of these covenants or other terms of the Senior Lending Agreement could result in a default under the Senior Lending Agreement.

If Borrowers breach certain financial covenants under the Senior Lending Agreement, the lenders would have the right to receive 80.0% of all payments Borrowers receive on consumer loans and retail installment contracts. If MidCountry Bank or an entity other than any Borrower is performing loan maintenance and collection services for the Banks pursuant to Section 8(a) of the Loan Sale and Master Services Agreement as discussed below, the lenders could have the right to receive 100% of such consumer loan and retail installment contract payments instead of 80%. In addition, if a default occurs, the lenders could seek to declare all amounts outstanding under the Senior Lending Agreement, together with accrued and unpaid interest, to be immediately due and payable. As of May 31, 2007, Borrowers were in material compliance with all loan covenants.

Loan Sale and Master Services Agreement. On June 1, 2007, in connection with the acquisition by MidCountry from the Sellers of 100% of the common stock of PFI as described in Item 5.01 below, a subsidiary of MidCountry, MidCountry Bank through its Pioneer Military Lending Division (the “Bank”), purchased certain assets and assumed certain liabilities of the Company in connection with the Company’s military consumer loan origination business. As part of this acquisition, the Bank and the Company entered into a Loan Sale and Master Services Agreement (“LSMS Agreement”).

Under the LSMS Agreement, the Bank plans to originate military consumer loans in the same manner as the Company originated such loans. The Bank will then sell such loans to the Company. Payment for such loans shall be settled daily basis or on such other periodic basis as the parties determine. The Bank may also originate for its own account (and not sale to the Company) non-military consumer loans. In connection with purchasing these loans, the Company will pay the Bank a loan origination fee in the amount of $35.00 for each military consumer loan originated by the Bank and purchased by the Company. This fee will be adjusted annually on the basis of the annual increase or decrease in the Bank’s FAS 91 cost analysis. The Company, through certain of its subsidiaries, will continue to purchase retail installment contracts from merchants.

Under the LSMS Agreement, the Bank will also provide the Company’s subsidiaries with various services, including consumer loan servicing and retail installment contract servicing (collectively, the “Services”). Monthly, the Company will pay the Bank a Servicing fee in an amount equal to 8% of the outstanding principal balance of the military consumer loans and retail installment contracts serviced as of the last day of each month. The Bank will also retain all ancillary revenue, including late charges and NSF fees associated with these loans and retail installment contracts. The Servicing Fee will be adjusted annually on the basis of the annual increase or decrease in the Consumer Price Index.

The Company will also pay the Bank an annual fee of $32.00 for each military consumer loan and retail installment contract owned by the Company at the end of the fiscal year. The annual fee will be paid in monthly installments. This fee will be adjusted annually on the basis of the annual increase or decrease in the Consumer Price Index.

To facilitate the Bank’s servicing of the military consumer loans and retail installment contracts, the Company has granted the Bank during the term of the LSMS Agreement (i) the non-exclusive rights to use certain intellectual properties, including its trade names and service marks, and (ii) the right to use its Daybreak system and related hardware and software. The Company has retained ownership of these items. The Company has also granted the Bank non-exclusive rights to market additional products and services to the Company’s U.S. military borrowers. The Company retains all other borrower relationships.

The agent bank of the lenders under the Senior Lending Agreement (“Agent”) is a third party beneficiary of the LSMS Agreement. If the LSMS Agreement is terminated or the Company is in default under the Senior Lending Agreement, Agent may retain the Bank to perform loan maintenance and collection services on all notes securing Senior Debt (as defined in the Senior Lending Agreement), for a service charge equal to 110% of the Bank’s actual cost of providing such services. Agent may also request that the Bank transfer possession and use of the Daybreak system, related hardware and software and all documents, instruments and records pertaining to outstanding notes securing Senior Debt to Agent or its designee. The Bank shall allow the Agent to employ or otherwise use the services of all of the Bank’s employees working in the Pioneer Military Lending division of the Bank reasonably necessary to service and collect outstanding notes securing Senior Debt and must cooperate with Agent to sell or transfer such notes.

Items 5.01 and 5.02 of this Current Report on Form 8-K are incorporated by reference herein.

Item 5.01	Changes in Control of Registrant

On May 31, 2007, pursuant to an Agreement for Purchase and Sale of Stock (the “Agreement”), MidCountry closed its acquisition from the Sellers of 100% of the common stock of PFI (the “Transaction”). A copy of the Company’s June 1, 2007 press release announcing the Transaction is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

PFI is the sole shareholder of the Company and owns 17,136 shares of the Company’s common stock. The Company has no other class of capital stock authorized. Prior to closing the Transaction, PFI had the sole voting and investment power with respect to the shares of the Company’s common stock. None of the directors nor executive officers of the Company own any shares of the Company’s common stock.

Prior to closing the Transaction, as the trustee or beneficiary of various trusts, William D. Sullivan, the former Chief Executive Officer and Chairman of the Board of the Company, had sole or shared voting or investment power over 171,420 shares, or 95.3% of the common stock of PFI. As discussed in Item 5.02 below, Mr. Sullivan resigned as the Chief Executive Officer and Chairman of the Board of the Company effective as of May 31, 2007.

As of and following the closing of the Transaction, MidCountry will control the voting and investment power of any securities owned by PFI including the common stock of the Company.

On May 31, 2007, MidCountry paid the Sellers approximately $68.5 million in cash and 882,353 shares of MidCountry’s common stock. The Agreement also requires MidCountry to pay the Sellers an additional $5 million in contingent payments if the Company meets certain financial performance goals which will be evaluated and paid in two installments over the next 24 months.

Following the Transaction, the Sellers will own approximately 7% of common stock of MidCountry and will not control MidCountry.

Except with respect to purchase price adjustment provided for in the Agreement and a Consulting Agreement between Mr. Sullivan and PFI, no arrangements or understandings have been entered into among the Sellers and MidCountry or any of their respective officers, directors, trustees, representatives, employees, agents or associates with respect to the election of directors or other matters regarding the Company or otherwise.

Items 1.01 and 5.02 of this Current Report on Form 8-K are incorporated by reference herein.

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) and (b) In connection with the Transaction described in Item 5.01 above, Mr. Sullivan resigned as the Chief Executive Officer and the Chairman of the Board of the Company and as a member of the Board of Directors of the Company effective as of May 31 2007. Mr. Sullivan will provide consulting services to PFI and MidCountry, which may benefit the Company and its subsidiaries.

(c) and (d) In connection with the Transaction described in Item 5.01 above, on May 31, 2007, PFI has elected Thomas H. Holcom, Jr. as the sole member of the Board of Directors of the Company. The Board of Directors of the Company then appointed Mr. Holcom as the Chief Executive Officer in addition to his current position as President of the Company. Since September 2000, he had served as the President and Chief Operating Officer of the Company. Mr. Holcom has been associated with the Company since 1985 when he joined it as the Chief Financial Officer. Prior to joining us, Mr. Holcom spent 19 years with a regional bank with assets over $1 billion and was Executive Vice President of that bank. His career has encompassed strategic planning, corporate finance, consulting, investments, risk management and marketing. He served on the boards of numerous professional and civic organizations. Mr. Holcom will be compensated by PFI and the Bank.

Items 1.01 and 5.01 of this Current Report on Form 8-K are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

Number	Description

4.1	Amended and Restated Senior Lending Agreement, dated May 31, 2007

10.1	Loan Sale and Master Services Agreement, dated June 1, 2007

99.1	Press Release, dated June 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)
PIONEER FINANCIAL SERVICES, INC.

Date: June 6, 2007	By:	/s/ Thomas H. Holcom, Jr.

Name: Thomas H. Holcom, Jr.
Title: Chief Financial Officer, Treasurer and Secretary